UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

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TENNENBAUM ENCOURAGES SHAREHOLDERS TO VOTE THE BLUE PROXY
FOR TENNENBAUM’S INDEPENDENT DIRECTOR NOMINEES
AT ONLINE RESOURCES’ ANNUAL MEETING
SANTA MONICA, CA-(PR NEWSWIRE) May 4, 2009—Tennenbaum Capital Partners released today the following open letter to shareholders of Online Resources Corporation (Nasdaq: ORCC):
THE ANNUAL MEETING IS JUST DAYS AWAY
A VOTE FOR TENNENBAUM’S INDEPENDENT NOMINEES IS A VOTE FOR INCREASED SHAREHOLDER VALUE
VOTE THE BLUE PROXY CARD TODAY!
May 4, 2009
Dear Online Resources Shareholders:
     This will hopefully be the last letter I write to you on this topic. Online Resources’ annual meeting of shareholders is this Wednesday, May 6, 2009. This proxy contest has been a long journey for our firm, and we sincerely wish to thank the many shareholders that have taken the time to discuss our mutual investment in the Company. Like many of you, we continue to be disappointed by the Company’s dismal stock performance; execution missteps; and inability to adapt to changes in the industry landscape — all of which give us concern about the Company’s long term prospects.
     Contrary to what management stated in its most recent letter, we are not alarmists and not “sounding the alarm bells” that core processors are consolidating to imply that investors need to “cash out” while they can. But when most core processors publicly state they are aggressively planning to target the Company’s installed base, and they have market capitalizations around 10x-20x that of the Company, it concerns us. It should concern you. We don’t understand why it doesn’t concern management.
     Notwithstanding this, we hope that Mr. Lawlor can perform, and that he can lead us through his five-year plan without flaws. Our focus now is working with you and electing three new director candidates that will be committed to realizing the share price values that Mr. Lawlor refers to as “hypothetical” in his April 27th missive.
     In our view, this election is about which slate of nominees has the experience and proven track record to meet the challenges the Company has today and will have going forward. We have spent our own time and finances to identify our independent nominees. We believe that, if successful, our campaign will reward all shareholders. We ask you to carefully consider the qualifications of our nominees and decide for yourselves:

•	John Dorman — Mr. Dorman has held a wide range of senior level executive positions in both the technology and financial institution sectors over the past 25 years. Mr. Dorman is the former Chief Executive Officer and Director of Digital Insight Corporation, a company that provides online banking and electronic payment services to mid-market banks and credit unions. Mr. Dorman led Digital Insight through its incredible growth era, culminating in a very successful cash sale to Intuit Inc. for $1.35 billion.

•	Edward D. Horowitz — Mr. Horowitz has over 30 years of executive level experience with roles as Chief Executive Officer of SES Americom, North America’s leading commercial satellite provider, and senior operating roles at Viacom Inc. and Citigroup Inc. Mr. Horowitz was recruited by Citigroup’s Chairman, John Reed, to serve as the Chairman of e-Citi and Executive Vice President of Citigroup’s Advanced Development unit, a position he held from January 1997 to July 2000. During his tenure at Citigroup, Mr. Horowitz was responsible for developing and deploying Citigroup’s technology infrastructure to place its products and services on the internet and other electronic platforms.

•	Bruce A. Jaffe — Mr. Jaffe is a veteran software and internet executive with over 15 years of experience, particularly in dealing with the challenges faced by business-to-business-to-consumer (B2B2C) web based business models like Online Resources. Between June 1995 and February 2008, Mr. Jaffe was an executive at Microsoft Corporation where he helped shape corporate strategy and led the M&A and business development functions. From December 2005 until February 2008, Mr. Jaffe held the position of Corporate Vice President, Corporate Development at Microsoft Corporation, and from 2003 until December 2005, he was Corporate Vice President and Chief Financial Officer, MSN Division at Microsoft Corporation.
Our Sole Objective Is To Provide The Board With The Resources Needed To Create Value For All
Common Shareholders
     We are encouraged by the recent progress reported during the Company’s April 30th earnings call, and believe our independent nominees will make this progress sustainable and expansive. But management’s campaign rhetoric during this call was totally off-message. Let me say again what we have said many times in recent weeks.
1.	We are not interested in selling the Company. We are not interested in any transaction that does not fully value the Company, or prematurely detracts from full value realization. Unlike Mr. Lawlor and the rest of the board, we don’t have unbridled optimism about the Company’s future doing business as usual and without new views and skills in the board room. We do believe that there is further value to be realized, and for that reason have selected nominees that have the skills to effect long term improvements. Our independent nominees have a record of building companies.

If all we wanted was a sale, we would have sold our preferred stock and common stock position directly to a strategic acquirer (for which interest has been expressed in the past). After all, our preferred contains significant corporate governance rights to the benefit of the holder (including controlling just about all financings for the Company) which is the key attribute of value. If our preferred and common stock position were held by a strategic acquirer, we believe it would be near impossible for the Company to conduct a fair sale process as few other strategic players would show up. Therefore, if all we wanted were a sale, we would just sell our position directly, and not waste our time and money on this process. Why is this so hard for Mr. Lawlor to understand? We own a lot of common stock — approximately 3 million common shares and an option on about another 5 million through our preferred. We want growth in the common stock price like everyone else. In addition, we note that if the Company’s board were to approve a sale, the final decision on whether to accept an offer rests solely with the shareholders. This idea of conflict is fiction.

2.	Our Nominees have no preconceived agenda. During the earnings call, Mr. Lawlor stated that “Tennenbaum’s nominees have endorsed clear positions on critical issues before having any conversations with anyone from the Company”. That’s news to us, and a blatant misrepresentation of the truth. The longer this process endures, the more astounded we are on the lengths the Company is willing to go to bend reality.

Our nominees met with Mr. Lawlor and two other board members last month to reacquaint Mr. Lawlor with our nominees, and to provide a forum for discussion about the business. Our nominees were directly asked in this meeting by Mr. Lawlor and the incumbent directors whether they had any preconceived notion about the direction of the business and whether they supported a sale. All three of our nominees clearly stated that they did not support a sale, had no preconceived agenda, and have a fiduciary duty to common shareholders. It is a disservice to all of us that Mr. Lawlor creates his own reality. Any shareholder is welcome to call our nominees directly and ask the same questions.

3.	We believe that if our nominees are elected the Company will have a well functioning board with terrific debate and dialogue for everyone’s benefit. Why would an incumbent board and CEO intimidate common shareholders with the threat that if shareholders elect new directors, then the board would become “balkanized”? Doesn’t this defeat the purpose of director elections?

Basically, Mr. Lawlor is telling us that unless you elect the directors that he wants (so in our view he can continue to exercise almost exclusive control over the board and the Company), then he and the other directors will create a toxic board environment to the detriment of all common shareholders. In our view that is not the appropriate, professional, or right behavior for the CEO or any director of any public company. In fact it seems like a childish threat.

I assure you there will be no “balkanized” board; there will be no “factions”; nor disruptive behavior. That is unacceptable. John Dorman, Ed Horowitz and Bruce Jaffe are all INDEPENDENT nominees and all understand their obligations to be productive contributing members in a board setting. The objective is to elect the best and brightest board members to help direct the Company. Why is this controversial? The board has one customer — and it’s the common shareholder. If the common shareholders elect and support change, it is incumbent upon the CEO and the existing directors to welcome that change.

You have my commitment that Bruce Jaffe, Ed Horowitz, John Dorman and I are committed to improving the corporate governance machinery, not limiting its function. I hope the incumbent directors that you have elected in the past abide by the same.

4.	Our nominees are not going to limit the strategic runway of the Company. They are going to expand it. Why is it that Mr. Lawlor and his team continue to suggest that our nominees are going to limit the Company’s strategy? This contest has nothing to do with limiting the Company’s runway to execute. It has to do with improving board room talent to expand the Company’s runway and increase the probability of success.

We have not asked management or the board to “proactively sell the Company”. We want better performance, better governance and better checks and balances. That’s all. Why would we want to sell after listening to Company management explain to us on the earnings call that a sale price would only be worth $5 per share? I’m not sure what frightened us more — the reference to price of $5 per share or the explanation of the methodology used to derive that number. Our view of the Company’s intrinsic value is substantially higher than management’s.

How can it be that our own management team doesn’t seem to fully comprehend a valuation framework (prospective multiples v. LTM; exclusion of synergies; etc.), nor can it clearly articulate our intrinsic value during an investor call? If our management team is going to have an open discussion regarding the Company’s intrinsic value as a takeover target, we believe it should factor in all of the synergy value that will be derived by a buyer and how that factors into their capacity to pay.

5.	“None of our nominees have any experience in the payments industry” according to Mr. Lawlor. I suggest that all shareholders review the bios of our nominees and then compare those with management’s slate and all of the existing incumbent directors. This is an enterprise software company whose revenue model is based on consumer adoption of web services. I have been on the board over two years, and I don’t believe any of the incumbent directors has the relevant industry experience to help grow and improve the Company’s business model. In our view this board unfortunately doesn’t question Mr. Lawlor or his strategy. Instead, the board is entirely deferential: “It’s Matt’s Company"- the saying usually goes. No, it’s the shareholders company. Time for some new thinking and new behavior.
     At this critical juncture for Online Resources, your vote is extremely important in determining its future course. This may be your last opportunity to vote before the meeting. No matter how many or how few shares you own, we urge you to vote the BLUE proxy card today for our nominees.
     We Applaud the Q1 Results, But We Need A Strategy To Sustain Growth
“We believe that the achievement of our earnings goals now depends far more on expense control and debt repayment than on revenue expansion” — Company release dated 4/27/09
     We were generally pleased with the Company’s Q1 results. However the preceding admission concerns us as a shareholder. In our opinion, we are not going to achieve premium multiple valuations based solely on expense cuts. The Company may meet its earnings targets, but it will not become the valuable enterprise that we all seek.
     We don’t deride the strategy of reformation of the Company’s cost structure; in fact I was the most aggressive board room supporter of significant cost reductions. We feel that there should be no more important corporate priority than maintaining compliance with the fixed charge coverage ratio covenants of the Company’s senior secured credit facilities (all of which are publicly filed). Violating those covenants would have come at a significant cost to shareholders, and I spearheaded the board effort to develop cost reduction strategies to maintain compliance.
     We need a sustainable strategy. We and our nominees are committed to achieving earnings goals, but are laser focused on creating revenue expansion — which we think is the only basis for significant valuation expansion. The results released last week continue to highlight our concern as the trajectory of the payments business continues to demonstrate sequential declines.

	Banking Bill Payment Revenue and Transaction Trends (Q1 07 - Q1 09) (1)
($ in millions, transactions in millions)	Q1 07	Q2 07	Q3 07	Q4 07	2007	Q1 08	Q2 08	Q3 08	Q4 08	2008	Q1 09	CAGR(2)

Banking Bill Payment Revenue	$19.7	$20.2	$20.2	$20.2	$80.3	$19.7	$18.1	$18.4	$17.9	$74.1	$17.5	-5.7%
Banking Bill Payment Transactions	40.8	42.1	42.1	41.8	41.8	41.8	39.0	39.1	39.4	39.4	39.0	-2.2%
Banking Billpay Adoption Rate	6.3%	6.7%	6.8%	8.7%	8.7%	9.0%	9.4%	10.0%	10.2%	10.2%	10.4%	na

(1)	Source: ORCC’s public filings and Yahoo finance stock data

(2)	Based on quarterly sequential growth decline.
     As Mr. Lawlor stated on the earnings call, payments are 80% of the business and cash flow, while lauding the great payments experience of the board. Unfortunately, in our judgment no one on the current board has figured out an approach to stem the declines. We believe we can do better.
Our Nominees Are Committed To Working Constructively With Other Board Members
To Build Shareholder Value

     We nominated INDEPENDENT candidates for the Company’s board of directors because we believe that an active and energized board with new skill sets and resources can promote initiatives to enhance value, including taking aggressive actions to enhance execution and assess and improve the existing business model. Towards this end, our nominees are committed to working constructively with other board members and management to maximize value for ALL shareholders.
     We believe a vote for our INDEPENDENT nominees is a vote for you and Online Resources, not for Tennenbaum Capital. Our nominees will immediately add commercial and strategic value through their network of relationships and willingness to assist management in attaining the Company’s potential. All of our nominees understand that, if elected, their fiduciary duties will be to ALL shareholders and that fulfillment of such duties will require them to work constructively with all relevant constituencies.
     The annual meeting is only days away. Please act now to support our message that it is time to improve corporate governance and performance at Online Resources.
     Tennenbaum urges all shareholders to vote the BLUE proxy card now. You have a right to vote the BLUE proxy card even if you have previously voted management’s white proxy card. Thank you for your cooperation and support.
Sincerely,

Michael Leitner
Managing Partner
Tennenbaum Capital Partners
If you have any questions or need assistance in voting your shares of Online Resources, please contact MacKenzie Partners, Inc. which is assisting Tennenbaum Capital Partners in its solicitation of proxies at 800-322-2885 Toll-free or by email at onlineproxy@mackenziepartners.com.
About Tennenbaum Capital Partners, LLC
Tennenbaum Capital Partners is a Santa Monica, California-based private investment firm. The firm’s investment strategy is grounded in a long-term, value approach, and it assists — both financially and operationally — transitional middle market companies in such industries as technology, healthcare, energy, aerospace, business services, retail and general manufacturing. Tennenbaum’s core strengths include in-depth knowledge of equity and debt financing vehicles in the public and private markets, as well as a thorough understanding of special situations. These situations may include legal, operational or financial challenges; turnarounds, restructurings and bankruptcies; corporate divestitures and buyouts; and complex ownership changes. For more, see www.tennenbaumcapital.com.
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